OMB APPROVAL
OMB Number: 3235-0059
Expires: May 31, 2009
Estimated average burden hours per response 87.50

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:
     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Shareholders:
     We are pleased to invite you to a special meeting of the shareholders of Citizens Republic Bancorp, Inc. called for the purpose of approving a significant increase in the number of authorized shares of common stock. The meeting will be held at:
8:30 a.m. local time, on September 22, 2008
in the Pine Room at Genesys Conference and Banquet Center
Grand Blanc, Michigan 48439
     On June 11, 2008, we completed a public offering of 2,407,644 shares of our Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A (the “Preferred Stock”). Additionally, we completed a concurrent public offering of 19,904,450 shares of common stock. These offerings were announced at the same time that we announced that we were recording a $47.1 million ($30.6 million after-tax) credit-related writedown relating to certain loans, as well as a non-cash goodwill impairment charge of approximately $180 million. The additional capital is intended to enhance our balance sheet and enable us to remain focused on executing our strategic objectives and delivering long-term shareholder value. We currently do not have a sufficient number of authorized and unissued shares of common stock to permit the conversion in full of the Preferred Stock into common stock. The proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million shares to 150 million shares will permit the conversion of each share of Preferred Stock, in accordance with its terms, into 12.50 shares of common stock, subject to certain adjustments.
     If the proposal to increase the number of our authorized shares of common stock is not approved and the Preferred Stock has not been converted into common stock by October 9, 2008, certain special dividends will become payable on the Preferred Stock when, as and if declared by our board of directors at the rate of 15% per annum. This rate will increase by an additional 1% on each six month anniversary of such dividends becoming payable to a maximum rate equal to 17% per annum.
     The board of directors recommends that you vote “FOR” the proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 150 million shares.
     Your vote is important. Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.
     We look forward to seeing you at the meeting.
Sincerely,
William R. Hartman
Chairman, President and Chief Executive Officer
Citizens Republic Bancorp, Inc.

Thomas W. Gallagher
General Counsel and Secretary
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS, SEPTEMBER 22, 2008
To the Shareholders of Citizens Republic Bancorp, Inc.:
     Notice is hereby given that a special meeting of shareholders of Citizens Republic Bancorp, Inc. (“Citizens” or the “Corporation”) will be held in the Pine Room located in the Genesys Conference and Banquet Center, Grand Blanc, Michigan 48439 on September 22, 2008 at 8:30 a.m., local time, for the following purpose:
(1)	To approve a proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 150 million shares (the “Common Stock Proposal”) and

(2)	To consider and act upon any other matters that are both necessary to obtaining a shareholder vote for the Common Stock Proposal and to properly come before the meeting or any adjournment or postponement thereof.
     Shareholders of record of the Citizens’ common stock outstanding at the close of business on July 24, 2008 are entitled to notice of and to vote at the meeting.
     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.
By Order of the Board of Directors
Thomas W. Gallagher
General Counsel and Secretary
Flint, Michigan
August 6, 2008

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for our special meeting of shareholders to be held on September 22, 2008 or any adjournment or postponement of the meeting. The time, place and purposes of the meeting are disclosed on the cover page of these materials and in the notice of the special meeting.
     This proxy statement, the proxy and the notice of the special meeting of shareholders are first being provided to shareholders on or about August 6, 2008. References in this proxy statement to “us,” “we,” “our” or the “Corporation” refer to Citizens Republic Bancorp, Inc.
     The holders of our common stock as of the close of business on July 24, 2008 will be entitled to be present and to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the meeting. There are no other classes of our stock entitled to vote at the meeting. On July 24, 2008, there were 95,899,191 shares of our common stock outstanding and entitled to vote. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Instead of returning signed proxy cards, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record that wish to use the Internet or telephone voting procedures are included on the enclosed proxy card, and this proxy statement and the proxy card are available at the Investor Relations section of our website, www.citizensbanking.com. Shareholders who vote via the Internet or by telephone do not need to mail their proxy cards. Any vote by proxy, Internet or telephone may be revoked by the person giving it at any time before the meeting by giving written notice of such revocation to the corporate secretary, by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or, if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the special meeting.
     The shares represented by properly executed proxies (including those properly voted by telephone or Internet) will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the proposal to approve an amendment to our Amended and Restated Articles of Incorporation, which we refer to as the Common Stock Proposal. Approval of the Common Stock Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting. Withheld votes, abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the special meeting, and in the case of the Common Stock Proposal, broker non-votes and abstentions will have the same effect as a vote against that proposal. “Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee. Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.
     We will bear the cost of soliciting proxies, which will be solicited primarily by mail. We have retained The Altman Group, specialists in proxy solicitation, to solicit proxies from brokers, bank nominees, and other institutional holders of our common stock at an anticipated cost of $7,500 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.
     The persons named in the proxy to represent shareholders who are present by proxy at the meeting are James L. Wolohan and Gary J. Hurand.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 22, 2008
     The proxy statement and the means to vote by Internet are available at the Investor Relations section of our website at www.citizensbanking.com. Directions to attend the meeting in person may be obtained by contacting Ms. Kristine Brenner, Director of Investor Relations.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT
Q: What am I voting on?
     You are voting on one proposal: the amendment of the Corporation’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 150 million.
Q: Why does the company need to hold this vote?
     On June 11, 2008, we completed a public offering of 2,407,644 shares of our Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A (the “Preferred Stock”). Additionally, we completed a concurrent public offering of 19,904,450 shares of common stock. Under the terms of the Preferred Stock, on the fifth business day after which we have received approval by holders of authorized shares of our common stock to permit the full conversion of the Preferred Stock into common stock, the Preferred Stock will automatically convert into shares of our common stock, no par value, at a conversion rate of 12.50 shares of common stock per share of Preferred Stock, subject to certain adjustments. As of the date of this special meeting notice, we have only 100 million shares of common stock authorized under our Amended and Restated Articles of Incorporation, which is an insufficient number of shares of common stock authorized and unissued into which to convert all of our Preferred Stock. To provide for the authorization of a sufficient number of shares, we have agreed in the underwriting agreement related to the offering of Preferred Stock to use commercially reasonable efforts to obtain the approval by the holders of our common stock of an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to permit the full conversion of the Preferred Stock into common stock. If the Common Stock Proposal is not approved by October 9, 2008, certain special dividends will be payable, when, as and if declared by our board of directors. Until the Common Stock Proposal is approved, any additional shares of common stock authorized will first be reserved to satisfy our obligations to deliver common stock pursuant to any conversion of the Preferred Stock.
Q: Who is entitled to vote?
     July 24, 2008 is the record date for the special meeting. If you owned Citizens common stock at the close of business on July 24, 2008, you are entitled to vote. On that date, there were 95,899,191 shares of Citizens common stock outstanding and entitled to vote at the special meeting. Citizens common stock is our only class of voting stock. We will begin making this proxy statement available at the Investor Relations section of our website, www.citizensbanking.com, on August 6, 2008 to all shareholders entitled to vote.
Q: How many votes do I have?
     You have one vote for each share of Citizens common stock that you owned at the close of business on July 24, 2008.
Q: May I vote by telephone or via the Internet?
     Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

     If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card. If you hold your shares in “street name,” you should refer to the instructions provided by your bank or broker to determine whether you will be able to vote by telephone or electronically.
     The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote by telephone or via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
     Whether or not you plan to attend the special meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the special meeting and vote.
Q: May I revoke my proxy?
     Yes. If you change your mind after you send in your proxy card, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:
•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to our Corporate Secretary at the address indicated on page 3; or

•	Attend the special meeting and vote in person.
Q: How do I vote in person at the special meeting?
     You may vote shares held directly in your name as the shareholder of record in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.
     You may vote shares beneficially owned and held in “street name” only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the special meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on July 24, 2008.
Q: What votes need to be present to hold the special meeting?
     We need a majority of the shares of Citizens common stock outstanding on July 24, 2008 to be present, in person or by proxy, to hold the special meeting.

Q: Are there any dissenter’s rights or appraisal rights?
     Pursuant to applicable Michigan law, there are no dissenter’s or appraisal rights relating to the matters to be acted upon at the Meeting.
Q: Who is soliciting my proxy to vote on this proposal?
     Our board of directors is requesting your proxy to vote on this proposal.
Q: What is the voting recommendation of the board?
     The board recommends a vote “FOR” the Common Stock Proposal.
Q: Where can I find the voting results?
     We will publish the voting results in our Form 10-Q for the third quarter of 2008, which we will file with the SEC in October 2008. You can find the Form 10-Q at the Investor Relations section of our website at www.citizensbanking.com.
Q: Whom should I contact if I have any questions?
     If you have any questions before you vote, please contact Ms. Kristine Brenner, Director of Investor Relations at (810)-257-2506.

SECURITY OWNERSHIP
Certain Beneficial Owners
     The table below includes all of our shareholders that we know to beneficially own more than five percent of our common stock, unless otherwise indicated, based on filings with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

								Common
								Stock
								Beneficially
								Owned as a
								Percentage
								of
	Common Stock							Outstanding
Name and address of	Beneficially	Investment Power			Voting Power			Common
Beneficial Owner	Owned	Sole	Shared	None	Sole	Shared	None	Stock
SAB Capital Partners, L.P. 767 Fifth Avenue, 21st Floor, New York, New York, 10153(1)	5,525,000	-0-	5,525,000	-0-	-0-	5,525,000	-0-	5.78%

JGD Management Corp. c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, NY 10153(2)	11,062,499	11,062,499	-0-	-0-	11,062,499	-0-	-0-	10.9%

(1)	The information furnished for SAB Capital Partners, L.P. is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to the Corporation as of June 6, 2008. The Corporation believes that SAB Capital Partners, L.P. acquired 200,000 shares of Preferred Stock (convertible into 2,500,000 shares of common stock) in connection with the Corporation’s June 11, 2008 public offering, which if still owned would cause SAB Capital Partners, L.P. to beneficially own 7.7% of outstanding common stock.

(2)	The information furnished for JGD Management Corp. is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to the Corporation as of June 30, 2008.

Management
     The following table reflects the beneficial ownership of our common stock as of July 31, 2008 by:
•	each director;

•	each current executive officer named in the “Summary Compensation Table” in our proxy statement dated March 20, 2008; and

•	our current directors and executive officers as a group.
The information in the table has been reported in accordance with the applicable rules of the Securities and Exchange Commission, or Commission. Under these rules, a person is deemed to beneficially own stock if they have or share the power to vote or dispose of the stock or have the right to acquire the power to vote or dispose of the stock within the next 60 days. As a result, the amounts shown in the table do not necessarily reflect stock ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
				as a Percentage of
	Common Stock	Sole Voting and	Shared Voting and	Outstanding
Name	Beneficially Owned(1)	Dispositive Power	Dispositive Power	Common Stock
Edward P. Abbott(2)	24,012	24,012	-0-	*
Lizabeth A. Ardisana	19,267	19,267	-0-	*
George J. Butvilas	253,746	253,611	135	*
Jerry D. Campbell(2)	99,857	99,446	411	*
Charles D. Christy	184,134	180,843	3,300	*
Robert S. Cubbin	4,800	4,800	-0-	*
Richard J. Dolinski	34,117	34,117	-0-	*
William R. Hartman(3)	789,063	789,063	-0-	*
Howard J. Hulsman(2)	512,152	512,152	-0-	*
Gary J. Hurand	328,095	269,821	58,274	*
Dennis J. Ibold	179,828	179,535	293	*
Benjamin W. Laird	26,397	26,397	-0-	*
Stephen J. Lazaroff	57,295	57,295	-0-	*
Cathleen H. Nash	22,631	22,631	-0-	*
Clinton A. Sampson	93,225	93,225	-0-	*
John D. Schwab	158,679	158,679	-0-	*
William C. Shedd(2)	14,392	14,392	-0-	*
Jeoffrey K. Stross(2)	48,370	48,370	-0-	*
Kendall B. Williams	16,804	16,090	713	*
James L. Wolohan(4)	331,367	331,367	-0-	*
Steven E. Zack	90,250	90,250	-0-	*

All current directors and executive officers as a group (30 persons)	3,740,314 (4)	3,674,121	66,193	3.83%

*	Represents holdings of less than one percent.

(1)	The following table shows the number of shares included in the column that (1) may be acquired upon exercise of options which are exercisable or become exercisable on or before September 29, 2008, (2) are unvested restricted shares granted under our Stock Compensation Plan, (3) are pledged by the owner as security, and (4) are issuable upon conversion of the Contingent Convertible Non-Cumulative Perpetual Preferred Stock, Series A.

				Contingent
				Convertible
				Non-
				Cumulative
				Perpetual
				Preferred
		Restricted	Pledged	Stock, Series
Name	Options	Shares	Shares	A
Edward P. Abbott	5,925	-0-	-0-	-0-
Lizabeth A. Ardisana	3,425	857	-0-	10,000
George J. Butvilas	27,763	695	-0-	-0-
Jerry D. Campbell	44,524	-0-	-0-	-0-
Charles D. Christy	135,598	11,183	-0-	5,000
Robert S. Cubbin	-0-	-0-	-0-	-0-
Richard J. Dolinski	5,925	857	-0-	18,750
William R. Hartman	571,435	50,353	-0-	37,500
Howard J. Hulsman	-0-	-0-	-0-	-0-
Gary J. Hurand	5,239	695	-0-	100,000
Dennis J. Ibold	5,239	695	77,754	-0-
Benjamin W. Laird	5,925	857	-0-	12,500
Stephen J. Lazaroff	5,925	857	-0-	-0-
Cathleen H. Nash	-0-	18,457	-0-	-0-
Clinton A. Sampson	71,742	9,541	-0-	-0-
John D. Schwab	110,211	10,254	-0-	-0-
William C. Shedd	4,925	-0-	-0-	-0-
Jeoffrey K. Stross	5,239	-0-	-0-	-0-
Kendall B. Williams	5,925	857	-0-	2,500
James L. Wolohan	5,925	857	-0-	312,500
Steven E. Zack	-0-	695	27,892	-0-

All current directors and executive officers as a group (30 persons)	1,285,829	171,644	105,646	505,000

(2)	Messrs. Abbott, Campbell, Hulsman, Shedd, and Stross retired from our board of directors on April 24, 2008.

(3)	The shares shown for Mr. Hartman also include 7,862 shares that may not be sold by Mr. Hartman during his employment.

(4)	The shares shown for Mr. Wolohan do not include 31,691 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a director. Mr. Wolohan disclaims beneficial ownership of such shares. The directors and executive officers disclaim beneficial ownership of such shares.

INTRODUCTION
     On June 11, 2008, we completed a public offering of 2,407,644 shares of our Preferred Stock. Additionally, we completed a concurrent public offering of 19,904,450 shares of our common stock.
     The Preferred Stock will automatically convert into a number of shares of common stock equal to the conversion rate on the fifth business day after the Common Stock Proposal has been approved, which we refer to as the “mandatory conversion date.” The conversion rate, subject to certain adjustments, will be 12.50 shares of common stock per Preferred Share.
     If the Common Stock Proposal is not approved and the Preferred Stock has not been converted into common stock by October 9, 2008, in addition to the dividends described below, special dividends will also be payable on the Preferred Stock when, as and if declared by our board of directors, on January 9, April 9, July 9 and October 9 of each year (or the following business day if such day is not a business day) commencing January 9, 2009, and on the mandatory conversion date, at the rate of 15% per annum of the liquidation preference of $50 of the Preferred Stock. This rate will increase by an additional 1% on each six month anniversary thereafter to a maximum rate equal to 17% per annum. Special dividends will not be cumulative.
Certain Material Terms of the Preferred Stock
     The Preferred Stock constitutes a single series of preferred shares. The holders of the Preferred Stock have no preemptive rights and the Preferred Stock is not redeemable.
     The Preferred Stock ranks as to payment of dividends and distributions of assets upon dissolution, liquidation or winding up: (i) junior to all of our and our subsidiaries’ existing and future debt obligations; (ii) senior to our common stock and each other class or series of common stock, the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock (collectively, “Junior Securities”); and (iii) on parity with each class or series of preferred stock, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock (collectively, “Parity Securities”).
     We are not entitled to issue any class or series of capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up, without the approval of the holders of at least two-thirds of the shares of Preferred Stock then outstanding and any class or series of Parity Securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.
     Holders of the Preferred Stock are entitled to receive, when, as and if declared by our board of directors, non-cumulative cash dividends and certain in-kind distributions. The board of directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock unless our board of directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the Preferred Stock, at the same time and on the same terms as holders of the common stock, in an amount per share of Preferred Stock equal to the product of (i) the per share dividend or distribution, as applicable, declared and paid or made in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Preferred Stock is then convertible.
     If the Common Stock Proposal is not approved and the Preferred Stock has not been converted into common stock by October 9, 2008, special dividends will also be payable on the Preferred Stock as described above.

     We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date or any other late payment. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the full dividends on the Preferred Stock that are payable as described above.
     Dividends, including special dividends, on the Preferred Stock are not cumulative. If our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to and will not pay holders of the Preferred Stock any dividend in excess of the full dividends on the Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends.
     The Preferred Stock will automatically convert into a number of shares of common stock equal to the conversion rate on the mandatory conversion date, as described above. The conversion rate, subject to certain adjustments, will be 12.50 shares of common stock per Preferred Share.
     In the event of a voluntary or involuntary liquidation, dissolution or winding up, subject to the rights of holders of any shares of the capital stock then outstanding ranking senior to or on parity with the Preferred Stock in respect of distributions upon our liquidation, dissolution or winding up, the holders of the Preferred Stock then outstanding will be entitled to receive, out of the net assets legally available for distribution to shareholders, before any distribution or payment is made on any shares of the capital stock ranking junior as to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or the winding up of our affairs, a liquidating distribution equal to the greater of (i) $50 per share and (ii) the value of the number of our common shares into which a share of Preferred Stock would convert at the then applicable conversion rate if the Common Stock Proposal were approved, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving the Preferred Stock, plus an amount equal to the sum of all declared and unpaid dividends, and such holders shall be deemed to be the holders of record for such dividend periods or portions thereof.

     The holders of the Preferred Stock are not entitled to any voting rights, except as required by applicable Michigan law, the articles of incorporation and as described below.
     Unless the approval of a greater number of shares of Preferred Stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of Preferred Stock then outstanding voting separately as a single class, amend, alter or repeal any provisions of our Amended and Restated Articles of Incorporation by way of merger, consolidation, combination, reclassification or otherwise, so as to increase or decrease the aggregate number of authorized shares of Preferred Stock or to affect adversely any, right, preference or voting power of the holders of the Preferred Stock; provided that any amendment of the provisions of our Amended and Restated Articles of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the right, preference or voting power of the holders of the Preferred Stock. Notwithstanding anything in the foregoing to the contrary, any amendment, alteration or repeal of any of the provisions of our Amended and Restated Articles of Incorporation occurring in connection with certain mergers or consolidations of us or any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) of certain specified types shall be deemed not to adversely affect the rights, preferences or voting power of the holders of the Preferred Stock; provided that the shares of the Preferred Stock will remain outstanding or will become shares of the successor person or its ultimate parent, having in respect of such person rights, preferences or voting powers that would not alter or change the rights, preferences or voting powers of the holders of Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange so as to affect them adversely and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing reorganization events as described above.
     In addition, we will not, without the approval of the holders of at least two-thirds of the shares of Preferred Stock and any class or series of Parity Securities then outstanding, voting together as a single class:
•	reclassify any of our authorized shares into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up; or

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any stock of any class or series ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up, provided that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up without the vote of the holders of the Preferred Stock.
     If and whenever an amount equal to six full quarterly dividends, whether or not consecutive, payable on any class or series of our preferred shares, including the Preferred Stock, are not paid or otherwise declared and set aside for payment, the holders of our preferred shares, including the Preferred Stock, voting separately as a single class shall be entitled to increase the authorized number of directors on our board of directors by two and elect such two additional directors to the board of directors at the next annual meeting or special meeting of the shareholders. Not later than 40 days after the entitlement arises, the board of directors shall convene a special meeting of the holders of the preferred shares for the purpose of electing the additional two directors. If our board of directors fails to convene such meeting within such 40-day period, then holders of 10% of our outstanding preferred shares, including the Preferred Stock, taken as a single class, may call the meeting. If all declared and unpaid dividends in default on our preferred shares, including the Preferred Stock, have been paid in full or declared and set apart for payment, the holders of the Preferred Stock and the other preferred shares will no longer have the right to vote on directors and the term of office of each director so elected will terminate at the next annual meeting of shareholders and the authorized number of our directors will, without further action, be reduced accordingly.

     In any case where the holders of the Preferred Stock are entitled to vote as a class, each holder of the Preferred Stock will be entitled to one vote for each share of Preferred Stock. In any case where the holders of the Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of preferred shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.
     The Preferred Stock is traded on the New York Stock Exchange under the symbol “CTZPrB.”
Certain Material Terms of the Common Stock
     All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, including the Preferred Stock, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (as a bank holding company, Citizens’ ability to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends under applicable laws, rules and regulations; the ability of these banking subsidiaries, as well as Citizens, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines); and

•	in the event of dissolution of Citizens, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our Amended and Restated Articles of Incorporation.

     Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is traded on the Nasdaq Global Select Market under the symbol “CRBC”. We intend to apply to list the additional shares of common stock that are the subject of the Common Stock Proposal on the Nasdaq Global Select Market under the symbol “CRBC”.
Effect on Outstanding Common Stock
     The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, so the issuance of shares of common stock upon conversion of the Preferred Stock and additional shares for other than a stock split or dividend will have an immediate dilutive effect on earnings per share and the voting power of existing shareholders at the time of the issuance. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.
     The board of directors does not believe an increase in the number of authorized shares of our common stock would significantly affect the ability of a third party to attempt to gain control of us. However, it is possible that an increase in authorized shares could render such an acquisition more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by making possible the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required shareholder approval for a proposed transaction for control. The board of directors has no current intention to authorize the issuance of additional shares for such purposes and is not aware of any present attempt to obtain control of us or otherwise accumulate our common stock.

PROPOSAL No. 1: APPROVAL OF AN AMENDMENT TO THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100 MILLION TO 150 MILLION SHARES.
     On July 17, 2008, our Board of Directors unanimously approved a resolution recommending that Article III of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) be amended to increase the number of shares of our authorized common stock, no par value per share, to 150 million shares from 100 million shares, subject to the approval of Citizens’ shareholders. We are asking you to approve this amendment, which is reflected in Appendix A to this proxy statement. No change is being proposed to the authorized number of shares of our preferred stock, which will remain at 5 million shares.
     Citizens has been impacted by deteriorating economic conditions in Michigan and the Upper Midwest states in which we operate, and declining real estate markets have adversely affected the value of our loan portfolio. As a result of such events, we completed two capital raising transactions in June that resulted in the issuance of common stock and securities convertible into our common stock. We believe that these transactions, along with other strategic actions, will strengthen our capital base. On June 11, 2008, we completed a public offering of 2,407,644 shares of our Preferred Stock. Additionally, we completed a concurrent public offering of 19,904,450 shares of our common stock. These offerings were announced at the same time that we announced that we were recording a $47.1 million ($30.6 million after-tax) credit-related writedown relating to certain loans, as well as a non-cash goodwill impairment charge of approximately $180 million. The additional capital is intended to enhance our balance sheet and enable us to remain focused on executing our strategic objectives and delivering long-term shareholder value. Under the terms of the Preferred Stock, on the fifth business day after which we have received the approval by holders of authorized shares of our common stock to permit the full conversion of the Preferred Stock into common stock, the Preferred Stock will automatically convert into shares of our common stock, no par value, at a conversion rate of 12.50 shares of common stock per share of Preferred Stock, subject to certain adjustments. As of the date of this special meeting notice, we have only 100 million shares of common stock authorized under our Articles of Incorporation, which is an insufficient number of shares of common stock authorized and unissued into which to convert our Preferred Stock. To provide for the authorization of a sufficient number of shares, we have agreed in the underwriting agreement related to the offering of Preferred Stock to use commercially reasonable efforts to obtain the approval by the holders of our common stock of an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to permit the full conversion of the Preferred Stock into common stock. If the Common Stock Proposal is not approved by October 9, 2008, certain special dividends will be payable, when, as and if declared by our Board of Directors. Until the Common Stock Proposal is approved, any additional shares of common stock authorized will first be reserved to satisfy our obligations to deliver common stock pursuant to any conversion of the Preferred Stock.
     As of the record date, there were 100 million shares currently authorized for issuance under our Articles of Incorporation, with only approximately 570,861 shares unissued and unreserved. Approximately 95,899,191 shares were issued and outstanding and approximately 3,529,948 were reserved for issuance upon the exercise of outstanding stock options and for future awards under our stock-based compensation plans. Thus, the maximum number of shares of common stock that we could issue as of the record date upon conversion of the Preferred Stock into common stock was 570,861 shares.
     Our proposed amendment would increase the number of authorized shares of common stock by 50 million shares.

     If the Common Stock Proposal is approved, we will file the certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Michigan, which will become effective upon filing. The certificate of amendment would provide that Article III of our Articles of Incorporation be amended to read as follows:
“The total authorized capital stock is:
Common shares 150,000,000 No Par Value
Preferred shares 5,000,000 No Par Value”
Why We Are Seeking Shareholder Approval
     Pursuant to the law of our state of incorporation, Michigan, our board of directors must approve any amendment to our Articles of Incorporation and submit the amendment to shareholders. The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the Common Stock Proposal.
     The primary purpose of the Common Stock Proposal is to permit the full conversion of the Preferred Stock into common stock prior to October 9, 2008, the date on which special dividends would become payable, when, as and if declared by our Board of Directors. Submitting the Common Stock Proposal to our shareholders at the special meeting will also satisfy our obligations in connection with the offering of the Preferred Stock to obtain the required shareholder approvals to permit the full conversion of the Preferred Stock.
     In addition, while not the primary purpose for the proposed increase, the additional authorized shares of common stock above and beyond those required upon conversion of the Preferred Stock will also be available from time to time for corporate purposes, including raising additional capital, acquisitions of other companies, products, technologies or businesses, stock dividends, stock splits and other distributions. We do not have any current intention or plan to issue shares of common stock for any purpose except for the issuance of shares (i) in connection with the full conversion of the Preferred Stock into common stock and (ii) upon the exercise of outstanding stock options and future issuances under our compensation plans to the extent deemed appropriate by the Compensation and Human Resources Committee of our board of directors.
     Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our board of directors, at such times, to such persons and for such consideration as the board of directors may determine in its discretion, except as may be required for a particular transaction by applicable law, regulation or stock exchange rules. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.
     A copy of the Articles of Incorporation, in the form proposed to be amended, is attached to this proxy statement as Appendix A.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMMON STOCK PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100 MILLION TO 150 MILLION SHARES.

INFORMATION INCORPORATED BY REFERENCE
     We incorporate by reference in this proxy statement the information contained under Part II, Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on February 29, 2008, and the information contained under Part I, Items 1, 2 and 3 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 6, 2008.
     You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov. Additionally, you may request a copy of any of these filings at no cost, by writing to or telephoning us at the following address: Citizens Republic Bancorp, Inc., 328 South Saginaw Street, Flint, Michigan 48502, Attention: Investor Relations or by telephone at (810) 257-2506.
     Representatives of Ernst & Young LLP will be present at the special meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of Citizens in advance of the special meeting.

OTHER MATTERS
     The board of directors is not aware of any other matters which may come before the special meeting. Currently, in accordance with our bylaws, the only matters to be acted on at the special meeting are those described in this proxy statement, along with any necessary procedural matters related to the special meeting. As to procedural matters, or any other matters that are determined to be properly brought before the special meeting calling for a vote of the shareholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.
2009 Annual Meeting
     Any proposal by a shareholder intended to be included in the proxy statement for the 2009 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 20, 2008. In addition to applicable rules of the SEC for inclusion of shareholder proposals in our proxy statement, our Bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to our corporate secretary, either by personal delivery or by United States mail, postage prepaid, not later than January 24, 2009, which is the 90th day prior to the first anniversary of the 2008 annual meeting. If the annual meeting date has been advanced to a date earlier than March 25, 2009, which is the 30th day prior to the first anniversary of the 2008 annual meeting or delayed to a date later than June 23, 2009, which is the 60th day after the first anniversary of the 2008 annual meeting, then notice of the proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our Bylaws. We also expect the persons named as proxies for the 2009 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal properly presented at that meeting by a shareholder who does not provide us with written notice of the proposal during the period provided in our Bylaws.
CITIZENS REPUBLIC BANCORP, INC.
Thomas W. Gallagher
General Counsel and Secretary
Flint, Michigan
August 6, 2008

APPENDIX A
New language is indicated by underlining, and
Deletions are indicated by strike-throughs. Previously
approved changes not marked.
PROPOSED AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CITIZENS REPUBLIC BANCORP, INC.
The present name of the Corporation is Citizens Republic Bancorp, Inc. (CID No. 031-208). The previous name of the Corporation was Citizens Banking Corporation. The original Articles of Incorporation of the Corporation were filed on November 10, 1980. These Amended and Restated Articles of Incorporation were duly adopted by the directors and the shareholders in accordance with Sections 641 and 642 of the Business Corporation Act of Michigan.
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the Corporation is CITIZENS REPUBLIC BANCORP, INC.
ARTICLE II
The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which a Corporation may be organized under the Business Corporation Act of Michigan, and specifically, but not in limitation of the foregoing, to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and to engage in, or acquire an interest in other companies which engage in, activities closely related to banking as such activities are defined by the Board of Governors of the Federal Reserve System.
ARTICLE III
The total authorized capital stock is:
~~Common shares 100,000,000 No Par Value~~
Common shares 150,000,000 No Par Value
Preferred shares 5,000,000 No Par Value
ARTICLE IV
(A) A statement of all or any of the relative rights, preferences and limitations of the common shares is as follows:
(1) Any distribution of profits of the Corporation voted by the directors as dividends payable in cash, or in shares of the Corporation, or in other securities of the Corporation or in other securities, shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.

(2) Each shareholder shall have one vote per share in elections of directors and on any other matters properly coming up at shareholders’ meetings for action by shareholders.
(3) Voting in elections of directors shall not be cumulative.
(4) Shareholders shall not have preemptive rights to subscribe for or purchase any authorized but unissued shares of the Corporation or any other securities or rights to be issued by the Corporation.
(5) In the event of liquidation of the assets of the Corporation after payment of all of its debts, the remainder of such assets shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(B) The relative rights, preferences and limitations of the preferred shares shall be determined as follows:
The board of directors is empowered to determine the stated value per share thereof and to divide and redivide said preferred shares into classes and series and to designate and redesignate the rights, preferences and limitations of each class or series.
ARTICLE V
The address of the initial registered office is:
328 South Saginaw Street
Flint, Michigan 48502
The name of the initial resident agent at the registered office is:
Thomas W. Gallagher
ARTICLE VI
The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than ten nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the board of directors elected and serving. At the 2009 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; at the 2010 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors elected and serving, and any other vacancy occurring in the board of directors may be filled by a majority of the directors elected and serving, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this article VI unless expressly provided by such terms.
Except as otherwise provided in these Articles, directors shall be elected by a majority of the votes cast at an election as specified in greater detail in the bylaws of the Corporation.
ARTICLE VII
The directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation not inconsistent with the provisions of these articles of incorporation. The affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval and adoption of any amendment, alteration, change, addition to or repeal of article II, section 3 of the bylaws of the Corporation proposed by any shareholder of the Corporation.
Any amendment, change or repeal of this article VII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE VIII
Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote. Any amendment, change or repeal of this article VIII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VIII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors elected and serving, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.

ARTICLE IX
(a) No director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of the director’s fiduciary duty except for liability (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a violation of Section 551(1) of the Business Corporation Act of Michigan; (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987.
(b) The indemnification or advancement of expenses provided by law is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation, the bylaws of the Corporation or a contractual agreement.
These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors without a vote of the shareholders. These Amended and Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Amended and Restated Articles of Incorporation.

Signed this 22nd day of September, 2008.

Thomas W. Gallagher
General Counsel and Secretary

CITIZENS REPUBLIC BANCORP, INC.
September 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Citizens Republic Bancorp, Inc. (the “Corporation”) hereby appoints James L. Wolohan and Gary J. Hurand, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the special meeting of shareholders of the Corporation to be held at the Genesys Conference & Banquet Center, 805 Health Park Blvd., Grand Blanc, Michigan 48439 on Monday September 22, 2008 at 8:30 a.m. local time, and at any adjournments thereof upon the proposal to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 150 million shares (the “Common Stock Proposal”), and to consider and act upon any other matters that are both necessary to obtaining a shareholder vote for the Common Stock Proposal and to properly come before the meeting or any adjournment or postponement thereof. Unless a contrary instruction is provided, this proxy when properly executed will be voted FOR the Common Stock Proposal.
For participants in the Corporation’s Amended and Restated Section 401(k) Plan (“Plan”), this card also provides voting instructions to the trustees under the Plan for the undersigned’s allowable portion, if any, of the total number of shares of common stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF
CITIZENS REPUBLIC BANCORP, INC.
September 22, 2008
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or
1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
-OR-
IN PERSON — You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the meeting date.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMMON STOCK PROPOSAL.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To approve a proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 150 million shares.
     ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
The undersigned acknowledges receipt of the notice of special meeting of shareholders and the proxy statement dated August 6, 2008 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Signature:	Date:	Signature:	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.